SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 18, 2003

(Date of report)

February 6, 2003

(Date of earliest event reported)

INTUIT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue

Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 944-6000

ITEM 5.    OTHER EVENTS.

Completed Disposition of Intuit’s Japanese Subsidiary

On December 23, 2002, Intuit Inc. announced that it had signed a definitive agreement to sell its wholly owned Japanese subsidiary, Intuit KK, to Advantage Partners, Inc., a private equity investment firm located in Japan. The transaction closed on February 6, 2003. Advantage Partners paid 9.6 billion yen (approximately $79 million) for the business.

Announcement of Fiscal 2003 Second Quarter Results

On February 13, 2003, Intuit Inc. announced the results for its second quarter of fiscal 2003, which ended January 31, 2003. Revenue of $558.1 million increased 17 percent from the second quarter of fiscal 2002. Intuit reported net income of $124.8 million, up 7 percent from net income of $119.9 million in the earlier period. This represents $0.60 per share, up 9 percent from $0.55 per share in the second quarter of 2002. Stronger revenue growth and lower acquisition-related charges in fiscal 2003 due to the adoption of the Financial Accounting Standard Board’s SFAS 142 contributed to the year-over-year difference.

INTUIT INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2002	2003	2002	2003
Net revenue:
Products	$413,096	$465,130	$524,169	$607,033
Services	45,029	75,348	76,950	130,952
Other	17,783	17,598	33,107	32,963

Total net revenue	475,908	558,076	634,226	770,948
Costs and expenses:
Cost of revenue:
Products, services and other	106,250	115,783	166,255	185,697
Amortization of purchased software	7,171	3,518	8,877	6,495
Customer service and technical support	50,289	55,591	85,985	95,221
Selling and marketing	74,720	97,796	131,012	172,617
Research and development	51,402	66,080	98,822	130,207
General and administrative	28,761	38,405	54,987	78,021
Charge for purchased research and development	—	1,070	—	8,859
Acquisition-related charges	62,008	9,154	102,999	18,609
Loss on impairment of long-lived asset	—	—	27,000	—

Total costs and expenses	380,601	387,397	675,937	695,726

Income (loss) from continuing operations	95,307	170,679	(41,711)	75,222
Interest and other income	7,635	7,770	17,463	16,556
Gains (losses) on marketable securities and other investments, net	1,632	2,827	(10,622)	3,080

Income (loss) from continuing operations before income taxes	104,574	181,276	(34,870)	94,858
Income tax (benefit) provision (i)	4,678	55,905	(31,460)	29,936

Income from continuing operations	99,896	125,371	(3,410)	64,922
Discontinued operations, net of income taxes (ii) and (iii):
Net income from Quicken Loans discontinued operations	16,740	—	26,469	—
Gain on disposal of Quicken Loans discontinued operations	—	—	—	5,556
Net income from Intuit KK discontinued operations	3,232	3,059	4,382	3,267

Net income from discontinued operations	19,972	3,059	30,851	8,823

Net income	$119,868	$128,430	$27,441	$73,745

Basic net income (loss) per share from continuing operations	$0.47	$0.61	$(0.02)	$0.32
Basic net income per share from discontinued operations	0.09	0.01	0.15	0.04

Basic net income per share	$0.56	$0.62	$0.13	$0.36

Shares used in basic per share amounts	212,520	205,682	211,780	206,823

Diluted net income (loss) per share from continuing operations	$0.46	$0.59	$(0.01)	$0.31
Diluted net income per share from discontinued operations	0.09	0.01	0.14	0.04

Diluted net income per share	$0.55	$0.60	$0.13	$0.35

Shares used in diluted per share amounts	219,355	212,455	217,914	213,445

(i)	There is a difference in the effective tax rate for each of these periods, primarily due to the net effect of non-deductible merger and divestiture related charges offset by the benefit received from tax-exempt interest income and various tax credits.
(ii)	On July 31, 2002, we sold our Quicken Loans mortgage business to Rock Acquisition Corporation. We accounted for the sale as discontinued operations and, accordingly, the operating results of Quicken Loans have been segregated from continuing operations on our statement of operations for the three and six months ended January 31, 2002. Income taxes netted against net income from discontinued operations amounted to $9.4 million and $14.9 million for those periods. In the first quarter of fiscal 2003, we sold our residual minority equity interest in Rock and recorded a gain of $5.6 million. We also received payment in full on a $23.3 million promissory note from Rock. We did not record a tax benefit related to the transaction because we cannot be assured that we will realize the tax benefit.
(iii)	On December 23, 2002, we signed a definitive agreement to sell our wholly owned Japanese subsidiary, Intuit KK, to a private equity investment firm located in Japan. Intuit KK became a long-lived asset held for sale and a discontinued operation during the second quarter of fiscal 2003 and, accordingly, its operating results have been segregated from continuing operations on our statement of operations for all periods presented. Income tax benefits included in net income from discontinued operations amounted to $0.4 million and $0.5 million for the second quarter and first six months of fiscal 2002. Income tax expense netted against net income from discontinued operations amounted to $2.2 million and $2.4 million for the same periods of fiscal 2003.

INTUIT INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(unaudited)

	July 31, 2002	January 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$414,748	$379,915
Short-term investments	815,342	718,437
Marketable securities	16,791	18,548
Customer deposits	300,409	259,958
Accounts receivable, net	51,999	245,687
Deferred income taxes	67,799	61,270
Income taxes receivable	2,187	—
Prepaid expenses and other current assets	49,581	39,520
Amounts due from discontinued operations entities	241,616	4,728

Total current assets	1,960,472	1,728,063
Property and equipment, net	179,122	195,990
Goodwill, net	428,948	583,907
Purchased intangibles, net	125,474	124,289
Long-term deferred income taxes	176,553	172,835
Loans to executive officers and other employees	21,270	19,968
Other assets	31,854	11,512
Net long-term assets of discontinued operations	4,312	4,066

Total assets	$2,928,005	$2,840,630

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,069	$107,189
Accrued compensation and related liabilities	87,426	91,598
Payroll service obligations	300,381	259,958
Deferred revenue	147,120	170,500
Income taxes payable	—	17,169
Short-term note payable	2,277	2,717
Other current liabilities	81,795	176,855
Net current liabilities of discontinued operations	7,688	4,220

Total current liabilities	697,756	830,206
Long-term obligations	14,610	12,766
Stockholders’ equity	2,215,639	1,997,658

Total liabilities and stockholders’ equity	$2,928,005	$2,840,630

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTUIT INC.

Date:	February 18, 2003	By:	/s/ ROBERT B. HENSKE
Robert B. Henske Senior Vice President and Chief Financial Officer

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